EXHIBIT 2.3

                               AMENDMENT NO. 1 TO
                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AMENDMENT is made and entered in to effective as of December 30, 1996, by and among Featherlite Mfg., Inc., a Minnesota corporation ("Featherlite"), Vantare International, Inc., a Florida corporation ("Vantare"), and Michael Guth ("Guth").


                                    RECITALS:

         A. Pursuant to an Agreement and Plan of Reorganization (the "Exchange Agreement") dated as of July 1, 1996, among the parties hereto, Vantare transferred substantially all of its assets to Featherlite in exchange for shares of common stock of Featherlite and the assumption by Featherlite of certain of its liabilities, upon the terms and conditions set forth in the Exchange Agreement.

         B. Section 2.7 of the Exchange Agreement provided for the escrow of 100,000 of the aggregate shares issuable to Vantare pursuant to the Exchange but, as contemplated by the Exchange Agreement, the parties have determined that the test period and other factors set forth in the Exchange Agreement for calculating the number of shares so issuable do not permit the parties to accurately reflect the performance of the Vantare Division (as defined in the Exchange Agreement), and the parties therefore desire to amend the Exchange Agreement to establish more appropriate performance standards.

         NOW, THEREFORE, in consideration of the premises and the agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:


         1. Subject to and conditioned upon the approval of this Amendment by the Board of Directors of Featherlite, which approval shall be sought at the first meeting of the Board of Directors that occurs following the date hereof (with notice of such approval, or failure to approve, to be provided to Guth and Vantare promptly thereafter), section 2.7 of the Exchange Agreement is hereby amended to read as follows:

                           "2.7 Adjustments to Exchange Consideration; Contingent Shares. An aggregate 100,000 of the 400,000 shares of Featherlite Common Stock comprising the Exchange Consideration, as described in section 2.4 hereof, shall be issuable to Vantare only as and to the extent described in this section 2.7. The "Earnout Period" shall be the period beginning on January 1, 1997, and ending on December 31, 2000. During the Earnout Period, a maximum of 100,000 shares may be earned. The actual number of shares earned during the Earnout Period shall be determined annually based on the Net Income (as defined below) earned, on a cumulative basis, through the year of determination. During the first three years of the Earnout Period, Vantare shall earn 25,000 shares upon achievement of each of the following levels of cumulative Net Income: $1,200,000, $2,800,000, and

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         $4,400,000; provided, however, that (i) shares shall not be prorated on the basis of the achievement of less than the full amount of cumulative Net Income required for any of such levels; and (ii) no more than 25,000 shares may be earned for each completed year since the beginning of the Earnout Period, but such annual limitation may (if not earned in any year) be carried over to the succeeding year(s) of the first three years of the Earnout Period. In the fourth year of the Earnout Period, Vantare shall earn shares equal to the following: (i) the number of shares of Featherlite Common Stock that bears the same ratio to 100,000 such shares that aggregate Net Income for the Earnout Period bears to $6,000,000, with the result rounded to the nearest whole number of shares, minus (ii) the aggregate number of shares of Featherlite Common Stock earned by Vantare during the first three years of the Earnout Period; provided, however, that no shares shall be earned unless the
         aggregate  Net  Income  for  the  Earnout   Period  equals  or  exceeds
         $1,200,000. Vantare shall have the right to earn all or any portion of the aggregate 100,000 shares issuable pursuant to this section 2.7 (less any shares paid in the first three years of the Earnout Period) in the fourth year of the Earnout Period.

                  For these purposes, "Net Income" shall mean the net income of the Vantare Division earned from the operation of its business during the Earnout Period, as included in the Featherlite consolidated financial statements for the applicable year(s), but shall not include income of other divisions, affiliates, or subsidiaries of Featherlite (except to the extent that any such other divisions, affiliates, or subsidiaries subsequently operate, in whole or in part, the business of the Vantare Division), and shall specifically (i) reflect all income and expense related to the operation of the Vantare Division, including interest expense or income on the cumulative Intercompany Balance (as defined below), amortization of intangibles related to the Exchange, and an allocation of income taxes based on the overall corporate income tax rate, which tax rate shall not exceed 40 percent; and (ii) not reflect gains or losses realized on the sale of the 1994 used Marathon and the two Featherlite coaches, serial nos. C002 and C004, transferred to Vantare by Featherlite.

                  As used herein, the "Intercompany Balance" shall (i) include but not be limited to such items as cash transfers between the Vantare Division and the corporate division of Featherlite ("Corporate"), expenses paid by Corporate that directly relate to the Vantare Division (such as salaries and insurance), and interest expense or income calculated at the rate paid by Corporate on its line of credit; and
         (ii) not include any general corporate allocations or management fees.

                  As used herein, the "Vantare Division" means the division of Featherlite that operates the business and assets of Vantare acquired by Featherlite in the Exchange, from and after the Effective Time, and does not include other divisions or business segments of Featherlite. Any disputes concerning the calculation by the parties of Net Income shall be resolved in the same manner as described in section 2.6

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         hereof.  Following the end of any year of the Earnout  Period for which
         Vantare  earns  shares of  Featherlite  Common  Stock  pursuant to this section 2.7, Featherlite shall cause Firstar Trust Company ("Firstar"), its stock transfer agent, to issue and to distribute to Vantare the shares of Featherlite Common Stock so earned by Vantare, pursuant to the terms set forth in this section. Until the shares are so earned and issued, they shall not be treated as outstanding for any purpose. If the outstanding Featherlite Common Stock changes into a different
         number   of   shares   or  a   different   class,   by  reason  of  any
         reclassification, recapitalization, split-up, combination, exchange of shares, stock dividend, or similar event, between the Effective Time and the date of any issuance under this section 2.7, the number and class of shares to be so issued shall be appropriately adjusted. As used in this section 2.7 in connection with the issuance of additional Featherlite Shares, references to "Vantare" shall mean and refer to Guth following the distribution by Vantare to Guth of the Featherlite Shares, or rights with respect to the Featherlite Shares included in the Escrow Amount."

         2. The remaining provisions of the Exchange Agreement are hereby deemed amended solely to the extent necessary so as not to be inconsistent with the amendment made to section 2.7, and the Exchange Agreement shall otherwise remain in full force and effect.

         IN WITNESS WHEREOF, each of the parties has duly executed this Amendment effective as of the day and year first above written.

                                       FEATHERLITE MFG., INC.


                                       By
                                       Its President and Chief Executive Officer

                                       VANTARE INTERNATIONAL, INC.


                                       By
                                       Its President



                                        Michael Guth